UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-265307

REGISTRATION STATEMENT NO. 333-265754

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-248252

UNDER

THE SECURITIES ACT OF 1933

ONECONNECT FINANCIAL TECHNOLOGY CO., LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21/24F, Ping An Finance Center

No. 5033 Yitian Road, Futian District

Shenzhen, Guangdong, 518000

People’s Republic of China

(Address of principal executive office)

OneConnect Financial Technology Co., Ltd.

2017 Stock Incentive Plan (Amended and Restated on September 10, 2019, further Amended and Restated on September 28, 2020)

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

OneConnect Financial Technology Co., Ltd. (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister all unsold securities originally registered by the Registrant pursuant to the Registration Statements:

i.	Registration Statement No.: 333-248252, originally filed with the Securities and Exchange Commission (the “Commission”) on August 24, 2020, as amended on October 23, 2020, with respect to a total of 66,171,600 ordinary shares of the Registrant, par value $0.00001 per share, thereby registered pursuant to OneConnect Financial Technology Co., Ltd. 2017 Stock Incentive Plan (Amended and Restated on September 10, 2019, further Amended and Restated on September 28, 2020) (the “2017 Stock Incentive Plan”);

ii.	Registration Statement No.: 333-265307, filed with the Commission on May 31, 2022, with respect to a total of 23,399,613 ordinary shares of the Registrant, par value $0.00001 per share, thereby registered pursuant to the 2017 Stock Incentive Plan; and

iii.	Registration Statement No.: 333-265754, filed with the Commission on June 22, 2022, with respect to a total of 11,699,807 ordinary shares of the Registrant, par value $0.00001 per share, thereby registered pursuant to the 2017 Stock Incentive Plan.

On May 15, 2025, Bo Yu Limited requested the Registrant’s board of directors to put forward a proposal (the “Proposal”) for the privatization of the Registrant by way of a scheme of arrangement (the “Scheme”) under Section 86 of the Companies Law of the Cayman Islands, pursuant to which the Registrant will become an indirect wholly-owned subsidiary of Ping An Insurance (Group) Company of China, Ltd. On September 23, 2025, the Offeror and the Registrant jointly issued a scheme document formally proposing the Proposal and the Scheme. The Scheme was sanctioned without modification by the Grand Court of the Cayman Islands on November 14, 2025 (Cayman Islands time) and became effective on November 19, 2025 (Cayman Islands time) (the “Effective Time”). Upon the Effective Time, the Registrant became a privately-held company.

As a result of the Scheme, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on November 21, 2025.

OneConnect Financial Technology Co., Ltd.

	By:	/s/ Dangyang Chen
	Name:	Dangyang Chen
	Title:	Chairman of the Board and Chief Executive Officer
Date: November 21, 2025

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.